Exhibit 24.2

POWER OF ATTORNEY

    Reference is hereby made to the proposed registration by Anheuser-Busch InBev SA/NV (“ABI”) under the US Securities Act of 1933, as amended (the “Securities Act”), of ordinary shares of ABI, without nominal value, and American Depositary Shares, evidenced by American Depositary Receipts, each representing one ordinary share without nominal value, in each case to be offered and sold by ABI (the “Securities”) pursuant to certain current and future employee share plans, if any, established for the benefit of employees of ABI and its subsidiaries. Such Securities have or will be registered on one or more registration statements on Form S-8 (each such registration statement, a “Registration Statement”) filed with the US Securities and Exchange Commission (the “SEC”).

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints any Vice President of ABI, the Corporate Secretary of ABI, any Assistant Corporate Secretary of ABI, the Secretary of Anheuser-Busch InBev Services, LLC, any Assistant Secretary of Anheuser-Busch InBev Services, LLC, Ms. Lauren Abbott, Mr. David Almeida, Mr. Matthew Amer, Ms. Katie Barrett, Mr. John Blood, Mr. Gert Boulangé, Mr. Bert van Boxel, Mr. Carlos Brito, Mr. Yann Callou, Mr. Rodrigo Cunha, Ms. Christine Delhaye, Mr. Guy Ernotte Dumont, Mr. Felipe Dutra, Mr. Matthew Galvin, Mr. Matthew Gilbertson, Ms. Mariya Glukhova, Mr. Thomas Larson, Ms. Naomi Lopez, Ms. Betty Marcelino, Ms. Margot Miller, Mr. Andrew Murray, Ms. Ann Randon, Ms. Isabela Gerjoi Bezerra de Souza, Mr. Daniel Strothe, Mr. Fernando Tennenbaum, Mr. Steve Turner, Mr. Jan Vandermeersch and Mr. Guillaume Delle Vigne, and each of them, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, for as long as such attorney-in-fact or agent remains an employee of ABI or any entity wholly-owned by ABI, to sign the Registration Statements, any and all amendments thereto (including post-effective amendments) and any subsequent registration statement in respect of the Securities that is to be effective upon filing by ABI pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Date: March 24, 2020	By: /s/ Margot Miller

Name: Margot Miller Title: Authorized Representative in the United States Anheuser-Busch InBev SA/NV

[Authorized Representative – Power of Attorney]